UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 14, 2020

TG Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32639	36-3898269
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(212) 554-4484

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities filed pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Exchange Name
Common Stock	TGTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 14, 2020, TG Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Jefferies LLC, Evercore Group L.L.C. and Cantor Fitzgerald & Co., as representatives of the several underwriters named therein (the “Underwriters”). Pursuant to the Underwriting Agreement, the Company agreed to sell to the Underwriters, in a firm commitment underwritten public offering, 8,500,000 shares (the “Firm Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), and, at the option of the Underwriters, up to an additional 1,275,000 shares of the Company's common stock, par value $0.001 per share (the "Option Shares" and together with the Firm Shares, the "Shares"), less underwriting discounts and commissions. On May 15, 2020, the Underwriters exercised their option to purchase the full amount of the Option Shares.

The offering was upsized from the previously announced offering size of 6,000,000 shares of Common Stock. The transactions contemplated by the Underwriting Agreement are expected to close on May 19, 2020, subject to the satisfaction of customary closing conditions. A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated by reference herein.

J.P. Morgan Securities LLC, Jefferies LLC, Evercore Group L.L.C. and Cantor Fitzgerald & Co. are acting as joint book-running managers for the offering.  Ladenburg Thalmann & Co. Inc. and H.C. Wainwright & Co., LLC are acting as co-managers for the offering.

The gross proceeds to the Company are expected to be approximately $176 million before deducting underwriting discounts and commissions and estimated expenses payable by the Company associated with the offering.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions.

The offering is being made pursuant to the Company’s automatically effective “shelf” registration statement on Form S-3 (File No. 333-233636) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on September 5, 2019, as supplemented by a preliminary prospectus supplement filed with the SEC on May 14, 2020 and a final prospectus supplement filed with the SEC on May 18, 2020, pursuant to Rule 424(b) under the Securities Act.

Alston & Bird LLP, counsel to the Company, delivered an opinion as to the validity of the Shares, a copy of which is attached hereto as Exhibit 5.1 and is incorporated by reference herein.

The foregoing summary description of the offering and the documentation related thereto, including without limitation, the Underwriting Agreement, does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

The Underwriting Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties contemplated in such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Underwriting Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, and this subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

1.1

Underwriting Agreement, dated May 14, 2020, by and among TG Therapeutics, Inc. and J.P. Morgan Securities LLC, Jefferies LLC, Evercore Group L.L.C. and Cantor Fitzgerald & Co., as representatives of the several underwriters named therein.

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in the opinion filed as Exhibit 5.1).

Exhibit 104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TG Therapeutics, Inc.
(Registrant)

Date: May 18, 2020	By:	/s/ Sean A. Power
	Name:	Sean A. Power
	Title:	Chief Financial Officer